Exhibit 99.1

Filed by East West Bancorp pursuant to Rule 425
under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: MetroCorp Bancshares, Inc.
Commission File No.: 000-25141

East West Bancorp, Inc.
135 N. Los Robles Ave., 7th Fl.
Pasadena, CA  91101
Tel. 626.768.6000
Fax 626.817.8838

NEWS RELEASE

FOR FURTHER INFORMATION AT THE COMPANY:
Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS NET INCOME FOR THIRD QUARTER 2013 OF $73.2 MILLION, UP 3% FROM PRIOR YEAR AND EARNINGS PER SHARE OF $0.53, UP 10% FROM PRIOR YEAR

Pasadena, CA – October 16, 2013 – East West Bancorp, Inc. (“East West”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported financial results for the third quarter of 2013. For the third quarter of 2013, net income was $73.2 million or $0.53 per dilutive share. East West increased third quarter net income by $2.0 million or 3% and increased earnings per dilutive share by $0.05 or 10% from the prior year period.

“East West is pleased to report solid earnings of $73.2 million or $0.53 per share for the third quarter of 2013, an increase in earnings per share of 10% from the prior year,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “East West is focused on achieving a sustainable, superior financial performance and we believe our financial results for the third quarter of 2013 are reflective of this goal. Throughout the year and continuing in the third quarter of 2013, East West has successfully grown total assets, loans, deposits and fee income. Quarter to date, total loans increased 6% or $946.7 million to a record $17.2 billion and total deposits also increased 6% or $1.1 billion to a record $20.4 billion. Further, year to date, fee income has increased 20% to $81.4 million.”

Ng continued, “With our solid financial results year to date, East West is on track for another year of record earnings. As the financial bridge between East and West, we continue to see opportunities to expand our market share, grow our profitability, and deliver strong results for our shareholders year after year.”

“Additionally, we were pleased to announce last month, that we signed a definitive agreement to acquire MetroCorp Bancshares, Inc. (“MCBI”), headquartered in Houston, Texas. MCBI has $1.6 billion in total assets and operates 18 branches under its two subsidiary banks, MetroBank and Metro United Bank.  Both strategically and culturally, MCBI is a good fit with East West and we are confident in our ability to execute a successful integration. We are equally confident that this transaction will create greater value for our shareholders as we expand our presence in California and significantly increase our presence in Texas.  Currently, we expect the acquisition of MCBI to close in the first quarter of 2014 and be accretive to 2014 earnings.” concluded Ng.

Quarterly Results Summary

(Dollars in millions, except per share)	Quarter Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Net income	$73.16	$74.02	$71.11
Net income available to common shareholders	$73.16	$72.30	$69.40
Earnings per share (diluted)	$0.53	$0.52	$0.48
Tangible book value per common share	$13.96	$13.55	$13.07

Return on average assets	1.22%	1.29%	1.30%
Return on average common equity	12.65%	12.59%	12.43%

Net interest income, adjusted (1)	$192.36	$192.17	$196.29
Net interest margin, adjusted (1)	3.44%	3.62%	3.95%
Cost of deposits	0.30%	0.33%	0.41%
Efficiency ratio	43.84%	40.40%	42.20%

Third Quarter 2013 Highlights

●
Strong Third Quarter Earnings – For the third quarter of 2013, net income was $73.2 million or $0.53 per dilutive share. Net income decreased 1% or $858 thousand from the second quarter of 2013 and grew 3% or $2.0 million from the third quarter of 2012. Earnings per dilutive share grew 2% or $0.01 from the second quarter of 2013 and 10% or $0.05 from the third quarter of 2012.

●
Strong Capital Levels – Capital levels for East West remain high. As of September 30, 2013, East West’s Tier 1 risk-based capital and total risk-based ratios were 12.4% and 14.0%, respectively, compared to the well capitalized requirements of 6% and 10%, respectively.

●
Strong Loan Growth – Quarter to date, total loans receivable (including both covered and non-covered loans) grew 6% or $946.7 million to a record $17.2 billion as of September 30, 2013. This growth was due to an 8% or $1.1 billion increase in non-covered loans, partially offset by a decrease in loans covered under loss-share agreements of 6% or $145.8 million, quarter to date. In the third quarter, we experienced growth in all non-covered loan categories. In particular, we had strong growth in single family residential loans, commercial real estate loans, consumer loans and commercial and industrial loans.

●
Strong Deposit Growth – Total deposits increased to record levels, increasing 6% or $1.1 billion to a record $20.4 billion as of September 30, 2013.  During the third quarter, core deposits increased by 8% or $1.1 billion to a record $14.4 billion. The strong growth in core deposits for the quarter was fueled by a 12% or $628.4 million increase in noninterest-bearing demand deposits to a record $5.8 billion as of September 30, 2013.

●
Cost of Deposits Down 3 bps from Q2 2013 and Down 11 bps from Q3 2012 – The cost of deposits improved to 0.30% for the third quarter of 2013, down from 0.33% in the second quarter of 2013 and 0.41% in the third quarter of 2012. The cost of funds improved to 0.51% for the third quarter of 2013, down from 0.55% in the second quarter of 2013 and 0.67% in the third quarter of 2012.

●
Nonperforming Assets Down to 0.51% of Total Assets – Nonperforming assets decreased to $124.1 million, or 0.51% of total assets at September 30, 2013, a 7% or $9.4 million decrease from June 30, 2013 and a 14% or $20.0 million decrease from September 30, 2012.

Management Guidance

The Company is providing guidance for the fourth quarter and full year of 2013. Management currently estimates that fully diluted earnings per share for the full year of 2013 will range from $2.09 to $2.11, an increase of $0.20 to $0.22 or 11% to 12% from $1.89 for the full year of 2012. This EPS guidance assumes a full year adjusted net interest margin ranging from 3.51% to 3.53%1. Further, this EPS guidance for the remainder of 2013 is based on a stable balance sheet, total loan growth of approximately $400 million, (including both covered and non-covered loans), provision for loan losses of approximately $3.5 million to $5.0 million, noninterest expense, adjusted for FDIC reimbursements, of approximately $95.0 million to $100.0 million, and an effective tax rate of 34%.

Management currently estimates that fully diluted earnings per share for the fourth quarter of 2013 will range from $0.53 to $0.55, an increase of $0.04 to $0.06 or 8% to 12% from $0.49 in the fourth quarter of 2012, based on the assumptions stated above.

Balance Sheet Summary

At September 30, 2013, total assets increased 5% or $1.2 billion to $24.5 billion compared to $23.3 billion at June 30, 2013. Correspondingly, average earning assets also increased during the third quarter, up 4% or $923.1 million to $22.2 billion compared to the prior quarter. The increases in both total assets and in average earning assets during the third quarter were primarily attributable to increases in average balances for non-covered loans.

Total loans receivable increased 6% or $946.7 million to $17.2 billion at September 30, 2013, compared to $16.3 billion at June 30 2013. This quarter to date increase in loans receivable stemmed from growth in the non-covered loan portfolio, partially offset by a decrease in the covered loan portfolio. The continued trend of growth in the non-covered loan portfolio was largely due to increases in single family loans, commercial real estate loans, consumer loans and commercial and industrial loans.

Covered Loans

Covered loans, net of discount, totaled $2.4 billion as of September 30, 2013, a decrease of 6% or $145.8 million from June 30, 2013. The decrease in the covered loan portfolio was primarily due to payoffs and paydown activity, as well as charge-offs.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank (UCB) and Washington First International Bank (WFIB) which are covered under loss-share agreements with the FDIC. During the third quarter of 2013, we recorded a net decrease in the FDIC indemnification asset and receivable included in noninterest (loss)/income of ($74.5) million, largely due to the continuing payoffs and the continuing improved credit performance of the UCB portfolio as compared to our original estimate. Under the loss-share agreements with the FDIC, East West Bank is required to pay the FDIC a calculated amount if specific thresholds of losses are not reached. Included in the net decrease in the FDIC indemnification asset and receivable of ($74.5) million for the third quarter of 2013 is an expense of $15.2 million for this liability due to the continuing strong credit performance of the covered portfolios.

Deposits

At September 30, 2013, total deposits reached a record $20.4 billion, an increase of 6% or $1.1 billion from $19.3 billion at June 30, 2013. In the third quarter of 2013, we continued to execute our strategy to grow low-cost, commercial deposits while reducing our reliance on time deposits. Core deposits increased to a record $14.4 billion at September 30, 2013, an increase of 8% or $1.1 billion from June 30, 2013. The increase in core deposits during the third quarter of 2013 was largely driven by an increase in noninterest-bearing demand deposits which increased by 12% or $628.4 million to a record $5.8 billion as of September 30, 2013.

Third Quarter 2013 Operating Results

Net Interest Income

Net interest income, adjusted for the net impact of covered loan activity, totaled $192.4 million for the third quarter of 2013, an increase of $189 thousand from $192.2 million for the second quarter of 2013. The core net interest margin, considering the net impact of $61.9 million to the FDIC indemnification asset due to covered loan activity and amortization of the FDIC indemnification asset, totaled 3.44% for the third quarter of 2013. This compares to a core net interest margin of 3.62% and 3.95%, considering the net impact of $35.5 million and $25.6 million to the FDIC indemnification asset due to covered loan activity and amortization of the FDIC indemnification asset, for the second quarter of 2013 and third quarter of 2012, respectively.1

The compression in the core net interest margin compared to the prior quarter was largely due to a decrease in the yield on the loan portfolio during the third quarter. Although, the core net interest margin declined, the adjusted net interest income expanded slightly from the second quarter to $192.4 million, due to the strong growth in balances of noncovered loans and investment securities.

During the third quarter, the cost of funds decreased to 0.51%, a decrease of 4 basis points from the second quarter of 2013. Additionally, interest expense for the third quarter of 2013 was $27.5 million, a decrease of $253 thousand from the second quarter of 2013. The reduction in the cost of funds and interest expense for the quarter is primarily due to the growth of lower cost, core deposits. The Company increased core deposit balances by 8% or $1.1 billion, quarter over quarter. These actions resulted in a reduction in the cost of deposits to 0.30% for the third quarter of 2013, a reduction of 3 basis points from 0.33% in the prior quarter.

Noninterest (Loss)/ Income & Expense

The Company reported a total noninterest loss for the third quarter of 2013 of ($41.4) million, compared to a noninterest loss of ($12.4) million in the second quarter of 2013 and noninterest income of $2.8 million in the third quarter of 2012. The increase in the noninterest loss in the current quarter compared to both the prior quarter and prior year period is largely due to changes in the net reduction of the FDIC indemnification asset and FDIC receivable.

Branch fees, letter of credit and foreign exchange income, ancillary loan fees and other operating income totaled $27.0 million in the third quarter of 2013, a decrease of 11% or $3.3 million from $30.3 million in the second quarter of 2013 and an increase of 12% or $3.0 million from $24.0 million in the third quarter of 2012. In addition, included in noninterest income for the third quarter of 2013 were net gains of $3.9 million on sales of SBA loans and $1.1 million from the sale of available for sale investment securities. A summary of fees and other operating income for the third quarter of 2013, compared to the second quarter of 2013 and third quarter of 2012 is detailed below:

	Quarter Ended			% Change
($ in thousands)	September 30, 2013	June 30, 2013	September 30, 2012	(Yr/Yr)

Branch fees	$8,123	$8,119	$7,720	5%
Letters of credit fees and foreign exchange income	8,555	9,075	7,166	19%
Ancillary loan fees	2,125	2,634	1,817	17%
Other operating income	8,210	10,504	7,326	12%
Total fees & other operating income	$27,013	$30,332	$24,029	12%

Noninterest expense totaled $100.4 million for the third quarter of 2013, an increase of 6% or $5.9 million from the second quarter of 2013 and a decrease of $604 thousand from the third quarter of 2012.

Noninterest expense, excluding the impact of reimbursable amounts from the FDIC on covered assets and prepayment penalties for FHLB advances, totaled $97.8 million for the third quarter of 2013.1 A summary of noninterest expense for the third quarter of 2013, compared to the second quarter of 2013 and third quarter of 2012 is detailed below:

($ in thousands)	Quarter Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Total noninterest expense	$100,352	$94,420	$100,956
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	2,558	2,910	3,005
Prepayment penalties for FHLB advances and other borrowings	-	-	42
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$97,794	$91,510	$97,909

Total noninterest expense for the third quarter, excluding the impact of reimbursable amounts from the FDIC on covered assets and prepayment penalties for FHLB advances, increased 7% or $6.3 million from the prior quarter to $97.8 million for the third quarter of 2013. The increase in noninterest expense, quarter over quarter, was primarily due to an increase in legal expense which increased $3.5 million or 65% from the second quarter 2013, resulting from the resolution of litigation, including covered assets.  Additionally, the Company recorded a net gain on sale of other real estate owned assets of $1.2 million in the second quarter of 2013, compared to an expense of $157 thousand in the third quarter of 2013.

The effective tax rate for the third quarter was 32.8% as compared to 33.8% in the prior quarter. The effective tax rate is reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments.

Credit Quality

Non-covered Loans

The Company recorded provision for loan losses for non-covered loans of $4.5 million for the third quarter of 2013. This compares to a provision for loan losses of $8.3 million and $13.3 million for the second quarter of 2013 and third quarter of 2012. The decrease in the provision for loan losses for non-covered loans compared to the prior quarter and prior year was largely due to the reduction in net chargeoffs in the third quarter of 2013.  Total net charge-offs on non-covered loans totaled $334 thousand for the third quarter of 2013, a decrease from net charge-offs of $4.0 million in the second quarter of 2013.

Nonaccrual loans, excluding covered loans, totaled $103.9 million or 0.60% of total loans at September 30, 2013, a decrease from both 0.69% of total loans at June 30, 2013 and 0.72% of total loans at September 30, 2012. The nonperforming assets to total assets ratio also decreased, down to 0.51% as of September 30, 2013, compared to 0.57% as of June 30, 2013, and 0.66% as of September 30, 2012.

The allowance for non-covered loan losses was $234.2 million or 1.60% of non-covered loans receivable at September 30, 2013. This compares to an allowance for non-covered loan losses of $233.5 million or 1.73% of non-covered loans at June 30, 2013 and $223.6 million or 2.00% of non-covered loans at September 30, 2012.

The allowance for unfunded commitments and letters of credit was $11.5 million as of September 30, 2013. The Company recorded a provision for unfunded commitments and letters of credit of $3.4 million for third quarter 2013 due to an increase in unfunded commitments on new loans, including construction loans. This compares to a reversal of provision for unfunded commitments and letters of credit of $432 thousand and $1.5 million for the second quarter of 2013 and third quarter of 2012, respectively.

Covered Loans

During the third quarter of 2013, the Company recorded a reversal of provision for loan losses of $964 thousand, on covered loans.  As these loans are covered under loss-sharing agreements with the FDIC, for any charge-offs, the Company records income of 80% of the charge-off amount in noninterest income as a net increase in the FDIC receivable, resulting in a net impact to earnings of 20% of the charge-off amount.

Capital Strength

(Dollars in millions)
	September 30, 2013	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	8.7%	5.00%	$873
Tier 1 risk-based capital ratio	12.4%	6.00%	1,056
Total risk-based capital ratio	14.0%	10.00%	654
Tangible equity to tangible assets ratio	8.0%	N/A	N/A
Tangible equity to risk weighted assets ratio	11.6%	N/A	N/A

Our capital ratios remain very strong. As of September 30, 2013, our Tier 1 leverage capital ratio totaled 8.7%, our Tier 1 risk-based capital ratio totaled 12.4% and our total risk-based capital ratio totaled 14.0%.

The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders.

Dividend Payout and Capital Actions

East West’s Board of Directors has declared fourth quarter dividends for the common stock. The common stock cash dividend of $0.15 is payable on or about November 15, 2013 to shareholders of record on October 31, 2013.

Conference Call

East West will host a conference call to discuss third quarter 2013 earnings with the public on Thursday, October 17, 2013 at 8:30 a.m. PDT/11:30 a.m. EDT. The public and investment community are invited to listen as management discusses third quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Calls within the US – (888) 317-6016; Calls within Canada – (855) 669-9657; International calls – (412) 317-6016. A listen-only live broadcast of the call also will be available on the investor relations page of the Company's website at www.eastwestbank.com.

East West and MetroCorp Bancshares, Inc. Merger Announcement

On September 18, 2013, East West and MetroCorp Bancshares, Inc. announced that they had entered into a definitive agreement, dated as of September 18, 2013, pursuant to which MetroCorp will merge with and into the Company.  Under the terms of the definitive agreement, East West will acquire the outstanding shares of MetroCorp for the lesser of $14.60 per share and 1.72 times the per share tangible equity, as adjusted, for an aggregate purchase price of approximately $273 million based on the 18,699,638 shares currently outstanding. The shareholders of MetroCorp will receive two thirds of the merger consideration in shares of East West common stock and the remainder in cash. The exchange ratio for determining the number of shares of East West common stock deliverable to shareholders of MetroCorp will be based on the weighted average closing price of East West’s common stock over a 60 trading day measurement period ending five days prior to the closing.  The transaction, which has been unanimously approved by the East West and MetroCorp Boards of Directors, is expected to be completed during the first quarter of 2014, although delays may occur. The transaction is subject to customary closing conditions, including approval by MetroCorp shareholders and regulatory approvals.

About East West

East West Bancorp is a publicly owned company with $24.5 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 120 locations worldwide, including in the United States markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shenzhen and Taipei. Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic, political or industry conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of liquidity; continued deterioration in values of real estate in California and other states where our bank makes loans, both residential and commercial; our ability to manage the loan portfolios acquired from FDIC-assisted acquisitions within the limits of the loss protection provided by the FDIC; changes in the financial performance and/or condition of our borrowers; changes in the level of nonperforming assets, reserve requirements, and charge-offs; the effect of changes in laws, regulations, and accounting standards, and related costs of these changes;  inflation, interest rate, securities market and monetary fluctuations; changes in the competitive environment among financial and bank holding companies and other financial service providers; changes in our organization, management; the adequacy of our enterprise risk management framework; the ability to manage our growth and the effect of acquisitions we may make and the integration of acquired businesses and branching efforts; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the discussion of risk factors within that document. Additional risks and uncertainties relating to the proposed transaction with MetroCorp include, but are not limited to:  the ability to complete the proposed transaction, including obtaining regulatory approvals and approvals by the stockholders of MetroCorp; the length of time necessary to consummate the proposed transaction; the ability to successfully integrate the two institutions and achieve expected synergies and operating efficiencies on the expected timeframe; unexpected costs relating to the proposed transaction; and the potential impact on the institutions’ respective businesses as a result of uncertainty surrounding the proposed transaction. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect. East West’s results could differ materially from those expressed in, implied or projected by such forward-looking statements.  East West assumes no obligation to update such forward-looking statements.

Important Information About the Proposed Merger and Where to Find It

In connection with the referenced proposed transaction, East West intends to file with the SEC a registration statement on Form S-4, which will include a proxy statement/prospectus with respect to the proposed acquisition of MetroCorp. The final proxy statement/prospectus will be mailed to the shareholders of MetroCorp in advance of a special meeting of shareholders that will be held to consider the proposed merger. INVESTORS AND SECURITY HOLDERS OF METROCORP ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER CAREFULLY AND IN ITS ENTIRETY, INCLUDING ANY DOCUMENTS PREVIOUSLY FILED WITH THE SEC AND INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS, WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING EAST WEST, METROCORP AND THE PROPOSED MERGER. Investors will be able to obtain a free copy of the registration statement and proxy statement/prospectus, as well as other filings containing information about East West and MetroCorp (including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q), without charge, at the SEC’s website at http://www.sec.gov/. Investors may also obtain these documents, without charge, from East West’s website at http://www.eastwestbank.com or by contacting East West’s investor relations department at (626) 768-6000 or from MetroCorp’s website at https://www.metrobank-na.com or by contacting MetroCorp’s investor relations department at (713) 776-3876.

Participants in a Solicitation

MetroCorp and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information about the directors and executive officers of MetroCorp and their ownership of MetroCorp common stock is set forth in the Proxy Statement for MetroCorp’s 2013 Annual Meeting of Shareholders as previously filed with the SEC. Additional information regarding the interests of such participants in the proposed transaction will be included in the proxy statement/prospectus, when it becomes available.

1 See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	September 30, 2013	June 30, 2013	September 30, 2012
Assets
Cash and cash equivalents	$1,322,383	$1,050,214	$1,836,372
Short-term investments	293,092	330,438	347,001
Securities purchased under resale agreements	1,300,000	1,450,000	1,100,000
Investment securities	2,892,761	2,667,172	2,237,848
Loans receivable, excluding covered loans (net of allowance for loan
losses of $234,236, $233,480 and $223,637)	14,602,971	13,509,241	11,074,255
Covered loans (net of allowance for loan losses of $8,665, $9,629
and $5,877)	2,359,504	2,504,315	3,178,585
Total loans receivable, net	16,962,475	16,013,556	14,252,840
Federal Home Loan Bank and Federal Reserve Bank stock	123,638	134,250	165,825
FDIC indemnification asset	145,034	219,942	368,473
Other real estate owned, net	20,184	21,433	40,007
Other real estate owned covered, net	26,940	29,836	27,613
Premiums on deposits acquired, net	49,153	51,501	58,746
Goodwill	337,438	337,438	337,438
Other assets	1,020,169	1,002,626	1,041,002
Total assets	$24,493,267	$23,308,406	$21,813,165

Liabilities and Stockholders' Equity
Deposits	$20,359,140	$19,282,207	$17,666,427
Federal Home Loan Bank advances	314,557	314,022	363,119
Securities sold under repurchase agreements	995,000	995,000	995,000
Long-term debt	187,178	137,178	137,178
Accrued expenses and other liabilities	325,516	322,048	333,232
Total liabilities	22,181,391	21,050,455	19,494,956
Stockholders' equity	2,311,876	2,257,951	2,318,209
Total liabilities and stockholders' equity	$24,493,267	$23,308,406	$21,813,165
Book value per common share	$16.78	$16.40	$15.93
Tangible book value per common share	$13.96	$13.55	$13.07
Number of common shares at period end	137,739	137,705	140,301

EAST WEST BANCORP, INC.
TOTAL LOANS AND DEPOSIT DETAIL
(In thousands)
(unaudited)

AS OF SEPTEMBER 30, 2013
	Non-covered	Covered, net of discount	Total loans receivable
Loans receivable
Real estate - single family	$3,000,923	$284,973	$3,285,896
Real estate - multifamily	976,847	419,663	1,396,510
Real estate - commercial	4,160,369	941,204	5,101,573
Real estate - land and construction	234,118	233,785	467,903
Commercial	4,881,368	421,161	5,302,529
Consumer	1,377,438	67,383	1,444,821
Total loans receivable, excluding loans held for sale	14,631,063	2,368,169	16,999,232
Loans held for sale	232,309	—	232,309
Total loans receivable	14,863,372	2,368,169	17,231,541
Unearned fees, premiums and discounts	(26,165)	—	(26,165)
Allowance for loan losses	(234,236)	(8,665)	(242,901)
Net loans receivable	$14,602,971	$2,359,504	$16,962,475

	September 30, 2013	June 30, 2013	September 30, 2012
Loans receivable
Real estate - single family	$3,000,923	$2,575,975	$2,065,622
Real estate - multifamily	976,847	929,867	911,781
Real estate - commercial	4,160,369	3,917,082	3,519,601
Real estate - land and construction	234,118	233,302	250,872
Commercial	4,881,368	4,709,675	3,732,785
Consumer	1,377,438	1,160,013	674,547
Total non-covered loans receivable, excluding loans held for sale	14,631,063	13,525,914	11,155,208
Loans held for sale	232,309	245,026	157,869
Covered loans, net of discount	2,368,169	2,513,944	3,184,462
Total loans receivable	17,231,541	16,284,884	14,497,539
Unearned fees, premiums and discounts	(26,165)	(28,219)	(15,185)
Allowance for loan losses on non-covered loans	(234,236)	(233,480)	(223,637)
Allowance for loan losses on covered loans	(8,665)	(9,629)	(5,877)
Net loans receivable	$16,962,475	$16,013,556	$14,252,840

Deposits
Noninterest-bearing demand	$5,757,341	$5,128,894	$4,118,502
Interest-bearing checking	1,631,722	1,483,854	1,167,477
Money market	5,403,677	5,172,192	4,785,447
Savings	1,656,045	1,544,935	1,298,431
Total core deposits	14,448,785	13,329,875	11,369,857
Time deposits	5,910,355	5,952,332	6,296,570
Total deposits	$20,359,140	$19,282,207	$17,666,427

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended

	September 30, 2013	June 30, 2013	September 30, 2012

Interest and dividend income	$281,706	$255,353	$254,162
Interest expense	(27,456)	(27,709)	(32,254)
Net interest income before provision for loan losses	254,250	227,644	221,908
Provision for loan losses, excluding covered loans	(4,535)	(8,277)	(13,321)
Reversal of (provision for) loan losses on covered loans	964	(723)	(5,179)
Net interest income after provision for loan losses	250,679	218,644	203,408
Noninterest (loss) income	(41,421)	(12,354)	2,751
Noninterest expense	(100,352)	(94,420)	(100,956)
Income before provision for income taxes	108,906	111,870	105,203
Provision for income taxes	35,749	37,855	34,093
Net income	73,157	74,015	71,110
Preferred stock dividend	—	(1,714)	(1,714)
Net income available to common stockholders	$73,157	$72,301	$69,396
Net income per share, basic	$0.53	$0.52	$0.49
Net income per share, diluted	$0.53	$0.52	$0.48
Shares used to compute per share net income:
- Basic	137,036	137,536	139,621
- Diluted	137,467	137,816	145,358

	Quarter Ended

	September 30, 2013	June 30, 2013	September 30, 2012
Noninterest (loss) income:
Branch fees	$8,123	$8,119	$7,720
Decrease in FDIC indemnification asset and FDIC receivable	(74,456)	(47,905)	(26,757)
Net gain (loss) on sales of loans	3,945	(354)	5,346
Letters of credit fees and foreign exchange income	8,555	9,075	7,166
Net gain on sales of investment securities	1,084	5,345	93
Net gain on sale of fixed assets	993	228	40
Ancillary loan fees	2,125	2,634	1,817
Other operating income	8,210	10,504	7,326
Total noninterest (loss) income:	$(41,421)	$(12,354)	$2,751

Noninterest expense:
Compensation and employee benefits	$41,482	$42,026	$40,509
Occupancy and equipment expense	14,697	13,706	14,162
Loan related expenses	2,752	3,573	4,011
Other real estate owned expense (gain on sale)	157	(1,188)	2,683
Deposit insurance premiums and regulatory assessments	4,191	3,875	3,461
Prepayment penalties for FHLB advances and other borrowings	—	—	42
Legal expense	9,001	5,467	8,213
Amortization of premiums on deposits acquired	2,347	2,375	2,734
Data processing	2,159	2,200	2,313
Consulting expense	1,264	1,003	2,692
Amortization of investments in affordable housing partnerships	4,693	5,064	3,378
Other operating expense	17,609	16,319	16,758
Total noninterest expense	$100,352	$94,420	$100,956

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year To Date

	September 30, 2013	September 30, 2012

Interest and dividend income	$775,482	$774,574
Interest expense	(84,297)	(100,591)
Net interest income before provision for loan losses	691,185	673,983
Provision for loan losses, excluding covered loans	(12,050)	(46,395)
Provision for loan losses on covered loans	(4,848)	(5,705)
Net interest income after provision for loan losses	674,287	621,883
Noninterest (loss) income	(55,874)	12,836
Noninterest expense	(291,127)	(317,327)
Income before provision for income taxes	327,286	317,392
Provision for income taxes	108,023	107,642
Net income	219,263	209,750
Preferred stock dividend	(3,428)	(5,142)
Net income available to common stockholders	$215,835	$204,608
Net income per share, basic	$1.56	$1.42
Net income per share, diluted	$1.56	$1.40
Shares used to compute per share net income:
- Basic	137,404	142,348
- Diluted	140,199	148,051

	Year To Date

	September 30, 2013	September 30, 2012
Noninterest (loss) income:
Branch fees	$23,896	$23,204
Decrease in FDIC indemnification asset and FDIC receivable	(154,260)	(72,520)
Net gain on sales of loans	3,685	16,900
Letters of credit fees and foreign exchange income	25,028	18,338
Net gain on sales of investment securities	12,006	647
Net gain on sale of fixed assets	1,345	113
Impairment loss on investment securities	—	(99)
Ancillary loan fees	6,811	6,013
Other operating income	25,615	20,240
Total noninterest (loss) income	$(55,874)	$12,836

Noninterest expense:
Compensation and employee benefits	$129,239	$129,781
Occupancy and equipment expense	42,211	40,737
Loan related expenses	9,909	12,667
Other real estate owned (gain on sale) expense	(2,015)	18,034
Deposit insurance premiums and regulatory assessments	11,848	10,776
Prepayment penalties for FHLB advances and other borrowings	—	3,699
Legal expense	18,912	19,536
Amortization of premiums on deposits acquired	7,131	8,445
Data processing	6,796	6,974
Consulting expense	2,721	5,727
Amortization of investments in affordable housing partnerships	14,040	12,269
Other operating expense	50,335	48,682
Total noninterest expense	$291,127	$317,327

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended

	September 30, 2013	June 30, 2013	September 30, 2012
Loans receivable
Real estate - single family	$2,770,596	$2,444,883	$2,039,136
Real estate - multifamily	958,955	924,552	902,367
Real estate - commercial	4,049,825	3,800,664	3,506,638
Real estate - land and construction	237,084	224,509	284,294
Commercial	4,804,096	4,478,848	3,574,563
Consumer	1,471,662	1,225,830	812,321
Total loans receivable, excluding covered loans	14,292,218	13,099,286	11,119,319
Covered loans	2,424,111	2,641,324	3,299,459
Total loans receivable	16,716,329	15,740,610	14,418,778
Investment securities	2,759,586	2,582,899	2,084,165
Earning assets	22,212,521	21,289,420	19,774,467
Total assets	23,881,108	22,994,664	21,686,220

Deposits
Noninterest-bearing demand	$5,414,856	$4,882,823	$3,949,807
Interest-bearing checking	1,564,649	1,440,538	1,090,227
Money market	5,242,517	5,089,063	4,957,938
Savings	1,607,983	1,499,428	1,290,159
Total core deposits	13,830,005	12,911,852	11,288,131
Time deposits	5,925,928	5,993,464	6,226,133
Total deposits	19,755,933	18,905,316	17,514,264
Interest-bearing liabilities	15,837,852	15,468,377	15,094,664
Stockholders' equity	2,294,204	2,331,306	2,304,804

Selected Ratios	Quarter Ended

	September 30, 2013	June 30, 2013	September 30, 2012
For The Period
Return on average assets	1.22%	1.29%	1.30%
Return on average common equity	12.65%	12.59%	12.43%
Interest rate spread	4.34%	4.09%	4.26%
Net interest margin	4.54%	4.29%	4.46%
Yield on earning assets	5.03%	4.81%	5.11%
Cost of deposits	0.30%	0.33%	0.41%
Cost of funds	0.51%	0.55%	0.67%
Noninterest expense/average assets (1)	1.55%	1.52%	1.74%
Efficiency ratio (2)	43.84%	40.40%	42.20%

(1)
Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings.

(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Year To Date

	September 30, 2013	September 30, 2012
Loans receivable
Real estate - single family	$2,492,078	$1,969,929
Real estate - multifamily	926,470	915,898
Real estate - commercial	3,839,354	3,482,550
Real estate - land and construction	235,808	315,964
Commercial	4,498,693	3,345,493
Consumer	1,221,636	818,560
Total loans receivable, excluding covered loans	13,214,039	10,848,394
Covered loans	2,635,267	3,574,076
Total loans receivable	15,849,306	14,422,470
Investment securities	2,658,900	2,509,911
Earning assets	21,404,800	19,602,770
Total assets	23,155,582	21,634,877

Deposits
Noninterest-bearing demand	$4,929,233	$3,740,901
Interest-bearing checking	1,431,176	1,010,718
Money market	5,150,479	4,818,954
Savings	1,510,844	1,235,582
Total core deposits	13,021,732	10,806,155
Time deposits	5,995,527	6,514,294
Total deposits	19,017,259	17,320,449
Interest-bearing liabilities	15,550,970	15,176,330
Stockholders' equity	2,333,623	2,305,485

Selected Ratios	Year To Date

	September 30, 2013	September 30, 2012
For The Period
Return on average assets	1.27%	1.30%
Return on average common equity	12.56%	12.30%
Interest rate spread	4.12%	4.39%
Net interest margin	4.32%	4.59%
Yield on earning assets	4.84%	5.28%
Cost of deposits	0.34%	0.44%
Cost of funds	0.55%	0.71%
Noninterest expense/average assets (1)	1.56%	1.81%
Efficiency ratio (2)	42.49%	42.64%

(1)
Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings.

(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	September 30, 2013			September 30, 2012
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,199,507	$4,276	1.41%	$1,586,995	$5,211	1.31%
Securities purchased under resale agreements	1,408,152	5,168	1.46%	1,515,761	5,530	1.45%
Investment securities available-for-sale	2,759,586	11,039	1.59%	2,084,165	10,380	1.98%
Loans receivable	14,292,218	150,174	4.17%	11,119,319	128,896	4.61%
Loans receivable - covered	2,424,111	108,931	17.83%	3,299,459	103,299	12.46%
Federal Home Loan Bank and Federal Reserve Bank stock	128,947	2,118	6.52%	168,768	846	2.00%
Total interest-earning assets	22,212,521	281,706	5.03%	19,774,467	254,162	5.11%

Noninterest-earning assets:
Cash and cash equivalents	272,459			233,111
Allowance for loan losses	(242,560)			(229,474)
Other assets	1,638,688			1,908,116
Total assets	$23,881,108			$21,686,220

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$1,564,649	$831	0.21%	$1,090,227	$838	0.31%
Money market accounts	5,242,517	3,604	0.27%	4,957,938	4,437	0.36%
Savings deposits	1,607,983	685	0.17%	1,290,159	764	0.24%
Time deposits	5,925,928	9,979	0.67%	6,226,133	12,163	0.78%
Federal funds purchased and other borrowings	389	—	—	9	—	—
Federal Home Loan Bank advances	314,207	1,049	1.32%	362,966	1,468	1.61%
Securities sold under repurchase agreements	995,000	10,323	4.12%	995,000	11,664	4.66%
Long-term debt	187,179	985	2.09%	172,232	920	2.13%
Total interest-bearing liabilities	15,837,852	27,456	0.69%	15,094,664	32,254	0.85%

Noninterest-bearing liabilities:
Demand deposits	5,414,856			3,949,807
Other liabilities	334,196			336,945
Stockholders' equity	2,294,204			2,304,804
Total liabilities and stockholders' equity	$23,881,108			$21,686,220

Interest rate spread			4.34%			4.26%

Net interest income and net interest margin		$254,250	4.54%		$221,908	4.46%

Net interest income and net interest margin, adjusted (2)		$192,359	3.44%		$196,285	3.95%

(1)	Annualized.
(2)
Amounts considering the net impact of covered loan activity and amortization of the FDIC indemnification asset of $61.9 million and $25.6 million for the three months ended September 30, 2013 and 2012, respectively.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Year To Date
	September 30, 2013			September 30, 2012
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,217,909	$12,844	1.41%	$1,380,753	$17,517	1.69%
Securities purchased under resale agreements	1,537,729	16,132	1.40%	1,113,963	14,602	1.75%
Investment securities available-for-sale	2,658,900	30,843	1.55%	2,509,911	48,525	2.58%
Loans receivable	13,214,039	423,046	4.28%	10,848,394	380,097	4.68%
Loans receivable - covered	2,635,267	287,508	14.59%	3,574,076	311,173	11.63%
Federal Home Loan Bank and Federal Reserve Bank stock	140,956	5,109	4.85%	175,673	2,660	2.02%
Total interest-earning assets	21,404,800	775,482	4.84%	19,602,770	774,574	5.28%

Noninterest-earning assets:
Cash and cash equivalents	296,503			246,253
Allowance for loan losses	(239,206)			(226,267)
Other assets	1,693,485			2,012,121
Total assets	$23,155,582			$21,634,877

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$1,431,176	$2,596	0.24%	$1,010,718	$2,251	0.30%
Money market accounts	5,150,479	11,315	0.29%	4,818,954	12,681	0.35%
Savings deposits	1,510,844	2,241	0.20%	1,235,582	1,993	0.22%
Time deposits	5,995,527	31,539	0.70%	6,514,294	40,618	0.83%
Federal funds purchased and other borrowings	233	—	—	2,972	2	0.11%
Federal Home Loan Bank advances	313,683	3,135	1.34%	396,120	4,963	1.67%
Securities sold under repurchase agreements	995,000	31,069	4.17%	998,924	34,977	4.68%
Long-term debt	154,028	2,402	2.08%	198,766	3,106	2.09%
Total interest-bearing liabilities	15,550,970	84,297	0.72%	15,176,330	100,591	0.89%

Noninterest-bearing liabilities:
Demand deposits	4,929,233			3,740,901
Other liabilities	341,756			412,161
Stockholders' equity	2,333,623			2,305,485
Total liabilities and stockholders' equity	$23,155,582			$21,634,877

Interest rate spread			4.12%			4.39%

Net interest income and net interest margin		$691,185	4.32%		$673,983	4.59%

Net interest income and net interest margin, adjusted (2)		$569,149	3.56%		$595,147	4.06%

(1)	Annualized.
(2)
Amounts considering the net impact of covered loan activity and amortization of the FDIC indemnification asset of $122.0 million and $78.8 million for the nine months ended September 30, 2013 and 2012, respectively.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)
	Quarter Ended
	9/30/2013	6/30/2013	9/30/2012
NON-COVERED LOANS
Allowance for non-covered loans, beginning of period	$233,480	$228,796	$219,454
Allowance for unfunded loan commitments and letters of credit	(3,445)	432	1,502
Provision for loan losses, excluding covered loans	4,535	8,277	13,321

Net Charge-offs/(Recoveries):
Real estate - single family	(236)	(177)	1,595
Real estate - multifamily	199	424	1,101
Real estate - commercial	127	(585)	785
Real estate - land and construction	177	287	1,796
Commercial	144	3,211	4,878
Consumer	(77)	865	485
Total net charge-offs	334	4,025	10,640
Allowance for non-covered loans, end of period	$234,236	$233,480	$223,637

COVERED LOANS
Allowance for covered loans not accounted under ASC 310-30, beginning of period (1)	$7,100	$8,118	$7,173
(Reversal of) provision for loan losses on covered loans not accounted under ASC 310-30	(772)	186	5,179

Net Charge-offs:
Real estate - commercial	—	22	—
Real estate - land and construction	—	358	1,509
Commercial	—	823	4,966
Consumer	—	1	—
Total net charge-offs	—	1,204	6,475
Allowance for covered loans not accounted under ASC 310-30, end of period (1)	$6,328	$7,100	$5,877

Allowance for covered loans accounted under ASC 310-30, beginning of period (2)	$2,529	$1,992	$—
(Reversal of) provision for loan losses on covered loans accounted under ASC 310-30	(192)	537	—
Allowance for covered loans accounted under ASC 310-30, end of period of period (2)	$2,337	$2,529	$—
Total allowance for covered loans, end of period	$8,665	$9,629	$5,877
UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$8,289	$8,721	$12,504
Provision for (reversal of) unfunded loan commitments and letters of credit	3,445	(432)	(1,502)
Total charge-offs	(265)	—	—
Allowance balance, end of period	$11,469	$8,289	$11,002
GRAND TOTAL, END OF PERIOD	$254,370	$251,398	$240,516

(1)
This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates of WFIB and UCB and, therefore, are covered under the shared-loss agreements with the FDIC but are not accounted for under ASC 310-30. Allowance on these subsequent drawdowns is accounted for as part of the allowance for loan losses.

(2)	This allowance is related to loans covered under the shared-loss agreements with the FDIC, accounted under ASC 310-30.

EAST WEST BANCORP, INC.
QUARTERLY CREDIT QUALITY ANALYSIS
(In thousands)
(unaudited)

Non-Performing Assets, Excluding Covered Assets

	9/30/2013	6/30/2013	9/30/2012
Nonaccrual Loan Type
Real estate - single family	$9,100	$7,210	$8,752
Real estate - multifamily	29,121	30,226	23,034
Real estate - commercial	30,151	17,271	20,707
Real estate - land and construction	10,945	11,201	29,717
Commercial	22,790	45,327	18,143
Consumer	1,775	796	3,739
Total non-covered nonaccrual loans	$103,882	$112,031	$104,092
Other real estate owned, net	20,184	21,433	40,007
Total non-performing assets, excluding covered assets	$124,066	$133,464	$144,099

Nonperforming assets to total assets (1)	0.51%	0.57%	0.66%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	1.60%	1.73%	2.00%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	1.68%	1.79%	2.10%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	225.48%	208.41%	214.85%
Nonaccrual loans to total loans (2)	0.60%	0.69%	0.72%
Net-chargeoffs on non-covered loans to average total non-covered loans (3)	0.01%	0.12%	0.38%

(1) Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(2) Nonaccrual loans excludes covered loans. Total loans includes covered loans.
(3) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios are non-GAAP disclosures. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible assets ratio is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
September 30, 2013
Stockholders' equity	$2,311,876
Less:
Goodwill and other intangible assets	(389,172)
Tangible equity	$1,922,704

Risk-weighted assets	16,567,226

Tangible equity to risk-weighted assets ratio	11.6%

As of
September 30, 2013
Total assets	$24,493,267
Less:
Goodwill and other intangible assets	(389,172)
Tangible assets	$24,104,095

Tangible equity to tangible assets ratio	8.0%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

	Quarter Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Total noninterest expense	$100,352	$94,420	$100,956
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	2,558	2,910	3,005
Prepayment penalties for FHLB advances and other borrowings	-	-	42
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$97,794	$91,510	$97,909

	Year To Date
	September 30, 2013	September 30, 2012
Total noninterest expense	$291,127	$317,327
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	5,407	17,810
Prepayment penalties for FHLB advances and other borrowings	-	3,699
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$285,720	$295,818

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans considering such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended September 30, 2013
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$2,424,111	$108,931	17.83%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(61,891)
Covered loans considering the net impact of covered loan activity and
amortization of the FDIC indemnification asset		$47,040	7.70%

	Quarter Ended September 30, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,299,459	$103,299	12.46%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(25,623)
Covered loans considering the net impact of covered loan activity and
amortization of the FDIC indemnification asset		$77,676	9.37%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans considering such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Year to Date September 30, 2013
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$2,635,267	$287,508	14.59%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(122,036)
Covered loans considering the net impact of covered loan activity and
amortization of the FDIC indemnification asset		$165,472	8.40%

	Year to Date September 30, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,574,076	$311,173	11.63%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(78,836)
Covered loans considering the net impact of covered loan activity and
amortization of the FDIC indemnification asset		$232,337	8.68%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin considering such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended September 30, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$22,212,521	$281,706	5.03%
Net interest income and net interest margin		254,250	4.54%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(61,891)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$192,359	3.44%

	Quarter Ended June 30, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$21,289,420	$255,353	4.81%
Net interest income and net interest margin		227,644	4.29%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(35,474)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$192,170	3.62%

	Quarter Ended September 30, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,774,467	$254,162	5.11%
Net interest income and net interest margin		221,908	4.46%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(25,623)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$196,285	3.95%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin considering such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Year to Date September 30, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$21,404,800	$775,482	4.84%
Net interest income and net interest margin		691,185	4.32%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(122,036)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$569,149	3.56%

	Year to Date September 30, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,602,770	$774,574	5.28%
Net interest income and net interest margin		673,983	4.59%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(78,836)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$595,147	4.06%

(1) Annualized.